Carmell Corporation

2403 Sidney Street, Suite 300

Pittsburgh, Pennsylvania 15203

Ladies and Gentlemen:

We have acted as special counsel to Carmell Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, for the registration of (a) 4,461,097 shares (the “2023 Plan Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the Company’s 2023 Long-Term Incentive Plan (the “2023 Plan”), consisting of (i) 2,392,857 shares of Common Stock reserved for issuance under the 2023 Plan and (ii) 2,068,240 shares of Common Stock carried forward from the Carmell Therapeutics Corporation Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan” and together with the 2023 Plan, the “Plans”), which were subject to options that expired or were terminated, surrendered or forfeited under the terms of the 2009 Plan, and (b) 219,473 shares of Common Stock (the “2009 Plan Shares” and together with the 2023 Plan Shares, the “Shares”) that may be issued upon the exercise of stock options outstanding under the 2009 Plan (the “2009 Plan Options”), which stock options were assumed by the Company pursuant to the terms of that certain Business Combination Agreement, dated as of January 4, 2023, by and among the Company, previously known as Alpha Healthcare Acquisition Corp. III, Candy Merger Sub, Inc., and Carmell Therapeutics Corporation (the “Business Combination Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. For purposes of rendering the opinion stated herein, we have examined:

(a)
the Registration Statement;
(b)
the Plans;
(c)
the Company’s Third Amended and Restated Certificate of Incorporation, as amended through the date hereof;
(d)
the Company’s Bylaws, as amended through the date hereof;
(e)
resolutions approved by the board of directors of the Company (the “Board”) at a meeting of the Board held on October 16, 2024 (the “Board Resolutions”), (i) ratifying and approving the Plans and the assumption of the 2009 Plan Options, (ii) authorizing and approving the reservation of 2023 Plan Shares and the 2009 Plan Shares effective as of the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), and (iii) authorizing and approving the filing of the Registration Statement, and other related matters;
(f)
resolutions approved by the compensation committee of the Board (the “Committee”) at a meeting of the Committee held on October 16, 2024 (the “Committee Resolutions” and together with the Board Resolutions, the “Plan Resolutions”), (i) ratifying and approving the Plans and the assumption of the 2009 Plan Options, and (ii) recommending to the Board the ratification and approval of the Plans, the assumption of the 2009 Plan Options and, effective as of the Closing, the reservation of the 2023 Plan Shares and the 2009 Plan Shares, and other related matters; and
(g)
a certificate of an officer of the Company, dated the date hereof.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any Shares under the Plans; (b) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Board will adopt a resolution providing that all Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”) prior to their issuance; (c) the issuance of each Share will be duly recorded in the Company’s stock ledger upon its issuance; (d) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the applicable Plan (or the award agreement issued thereunder); and (e) prior to the issuance of any Shares under either Plan, the Board (or a duly authorized committee thereof) will duly authorize each award granted under such Plan pursuant to resolutions approving an award agreement and in accordance with the DGCL and the applicable Plan (the “Authorizing Resolutions” and, together with the Plan Resolutions, the “Resolutions”).

Our opinion set forth below is limited to the DGCL and reported decisions interpreting the DGCL. Based upon and subject to the foregoing, it is our opinion that the Shares, when, and if, issued and paid for in accordance with the terms of the respective Plan, the Resolutions and the applicable award agreement, will be validly issued, fully paid, and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws. We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP